EX-99.e.1.ii

AMENDMENT NO. 4 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF JUNE 12, 2015

This Schedule to the Distribution Agreement between Delaware Group Government Fund and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

			Portion
		Total 12b-1	designated as
		Plan Fee Rate	Service Fee Rate
		(per annum of	(per annum of
		the Series’	the Series’
		average daily	average daily net
		net assets	assets
		represented by	represented by
		shares of the	shares of the
Series Name	Class Names	Class)	Class)	Effective Date
Delaware Core Plus Bond
Fund	Class A	.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		April 19, 2001
	Institutional Class			April 19, 2001
Delaware Emerging
Markets Debt Fund	Class A	.25%		September 30, 2013
	Class C	1.00%	.25%	September 30, 2013
	Class R	.50%		September 30, 2013
	Institutional Class			September 30, 2013

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ BRETT D. WRIGHT
Name:	Brett D. Wright
Title:	President

DELAWARE GROUP GOVERNMENT FUND
on behalf of the Series listed on Schedule I

By:	/s/ ROGER A. EARLY
Name:	Roger A. Early
Title:	President and Chief Executive Officer